Exhibit 10.1

Execution Copy

May 4, 2005

Richard Ambury

41 Orchard Hill Drive

Fairfield, CT 06924

Dear Rich:

This letter confirms your new compensation package, effective May 4, 2005 as Chief Financial Officer and Treasurer of Petroleum Heat and Power Co., Inc. (“Petro” or the “Company”).

Term: The term of this Agreement will for three years beginning on May 4, 2005 and ending on May 3, 2008 (the “Term”).

Base Salary: During the Term, your base annual salary will be $236,333, subject to withholding of all applicable taxes and benefit deductions.

Annual Bonus: Your annual target performance based bonus will be 35% of your annual salary, or such higher percentage as may be applicable to the Company’s Chief Operating Officer. In addition to your performance based bonus, you will receive a payment of $50,000 on the last day of each 12 month period during the Term.

Benefits: You will be entitled to participate in all benefit plans (including automobile allowance) that are maintained by the Company on the same basis as such benefits are generally available to senior Petro executives.

Equity Incentives: The Company plans to establish an equity program for key executives, although there is no assurance that it will do so. If an equity program is implemented, you will be entitled to participate on a basis no less favorable to you than as available to the Chief Operating Officer.

Duties: You shall perform those duties presently performed by the Chief Financial Officer as well as those associated with your present position. During the Term, you agree to perform your duties to the best of your ability on a full time basis. You shall at all times be subject to observe and carry out such reasonable rules, regulations and directives as the Board shall from time to time establish. So long as Petro’s principal office is located in Stamford, CT or elsewhere in the greater New York area, your duties will be performed at Petro’s principal office.

Severance: If the Company terminates your employment for reasons other than for cause or if the Company commits a material breach of this Agreement and you terminate this Agreement based on such breach, you will, in either such event, be entitled to the following amount to be paid within 30 days following such termination.

If such termination occurs:	Amount
Between May 4, 2005 – April 30, 2006	$858,999

Between May 1, 2006 – April 30, 2007	$572,666

Between May 1, 2007 – May 3, 2008	$286,333

“Cause” shall mean your commission of any illegal or wrongful act involving fraud or moral turpitude or failure to observe such reasonable rules, regulations and directives as adopted by the Board of Directors. Unless the Company reasonably and in good faith determines that any such conduct is not correctable, you shall be given at least ten days notice to correct same. If you feel the Company has committed a material breach of this Agreement, you must give the Company notice of such breach and the Company shall have 30 days to correct same.

Post Severance Medical Benefits: For a period of 24 months following the termination of your employment, other than by the Company for cause or by you when the Company has not committed a material breach of this Agreement, you shall be entitled to participate in all health/medical plans offered by the Company to its executive officers on the same basis as others participate, e.g., you shall be responsible for any co-payments to the same extent as other executive officers. Notwithstanding the foregoing, the Company’s obligation to provide such health/medical coverage shall terminate at such time as you begin any fulltime employment.

Confidentiality: You agree that you will not during the term of this agreement and for a period of 12 months thereafter, other than as required by law, disclose to any third party, without the Company’s consent, any material non-public information concerning the Company, but this shall not apply during the Term to disclosures which you believe in good faith are made pursuant to the performance of your duties and in the best interest of the Company.

Notices: All notices under this agreement shall be in writing and shall be effective when received and shall be delivered in person or facsimile transmission (with confirmation of receipt) or by mail to the above addresses.

Entire Agreement: This Agreement represents our entire agreement concerning your employment and may be amended only by a subsequent written agreement signed by the parties.

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Should you have any questions, please do not hesitate to call me.

Sincerely,

Joseph P. Cavanaugh
Chief Executive Officer

Accepted:

Richard Ambury

Dated: May 4, 2005